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I N T E R V I E W   PA R T I C I P A N T S

John Jannarone, Editor in Chief, IPO Edge

Alexandra Lane, Editor, IPO Edge

David Rosenberg, AeroFarms

Guy Blanchard, AeroFarms

John Jannarone: (silence) Good afternoon. Thank you for joining. I'm John Jannarone, editor in chief of IPO Edge. We have a special event today with AeroFarms, which of course is going public through a SPAC merger with Spring Valley. That's NASDAQ ticker SV. There's an upcoming vote next week before the merger closes. We're going to talk a bit about that. We're going to talk about vertical farming. Some very exciting news just announced this morning about a new facility out in St. Louis. Very exciting stuff.

John Jannarone: Before all that, and before you meet the two executives, we have the CEO and CFO of the company on. I just want to remind everyone we encourage you very much to ask questions. The easiest way to do that is right there through the Zoom portal. We'll get to those in the second half of the hour. You can alternatively shoot an email to editor@ipo-edge.com.

John Jannarone: Of course, if you'd like to watch a replay, we'll have that up later this afternoon on IPO-edge.com right there on the homepage. You can also go to ticker SV on Yahoo Finance or on Bloomberg Terminals and find it there as well.

John Jannarone: We also want to ... Of course, these are the two panelists who we're going to meet momentarily. But, as I mentioned, there's an important vote coming up now. For those of you who have not voted but own shares, it's important that you do vote. Even if you only own a few, you've got to remember that, in aggregate, a lot of small shareholders add up to a big, big number.

John Jannarone: You've got a whole week left to do that, but there's no reason to wait. If you have any issues, the easiest thing is to email proxy@mackenziepartners.com there at the bottom of the screen. But, in general, this is something you do by logging onto your broker's website, Fidelity, Schwab, whatever it is. It's pretty straightforward. Takes a few minutes. Everyone should vote, if they have not already.

John Jannarone: With that, I want to show you a quick image here of a document search from our friends at [Sentio 00:02:09] for vertical farming. We're going to learn about vertical farming in much more detail from Guy and David, but, as you can see here, everybody's talking about it. This is a count of mentions of vertical farming in SEC filings and other corporate documents on Sentio. Much more to come on that momentarily.

John Jannarone: Before we bring on the guest of the day, we're going to play a clip, which I believe is actually narrated by David, the CEO, giving you an overview of AeroFarms. [Jarrett 00:02:32], let's give that a roll.

Speaker 1: The world is at an inflection point. We have tremendous population growth. At the same time, we're depleting our farmland and depleting our fresh water. We need a new paradigm of how we're going to feed our planet. Vertical farming is one of those solutions, as it enables us to grow plants at scale close to cities so people can enjoy fresh, healthy, environmentally smart food.

Speaker 1: Welcome to AeroFarms, the world leader in vertical farming. We have all these amazing people coming together with the purpose of, how do we grow a great plant at a lower capital cost, a lower operating cost? That includes looking at the biological side, the genetic side, the operational, the environment. It's the data science that pulls it all together. This enables us to grow plants, whether it's on the equator or the north pole, anywhere in the world.

Speaker 2: Our technology is proven. It works. We achieve yields. We achieve productivity. That's everything it needs to be to have a very, very positive return for our investors going forward.

Speaker 2: The leafy green segment is one that has a lot of pressure in the market. We just really transform that by having a locally grown product that's amazingly high quality.

Speaker 3: We already are operating a commercial leafy green business at scale in the Northeast with major retail customers and also food service customers. We have a platform that is scalable and expandable. I'm very confident of scaling the organization, having led 88 factories on the globe.

Speaker 4: AeroFarms is really unique. I believe that AeroFarms will play a vital role in the future of food. Most of our business is going through established retail food suppliers, companies like Whole Foods, ShopRite, and others. What I'm here to do is translate our opportunities into successful execution so that we grow a large, profitable company.

Speaker 5: There are so many things that make our company special, but it's the people, it's the technology, and it's the vision of what we're trying to do for the world in a sustainable way. We are growing our people and making sure our culture is one that's fair, equitable, and respectful. Being a B Corp is something that drew me to the company. It's being environmentally responsible, also making sure that we're being socially responsible.

Speaker 1: Part of the uniqueness at AeroFarms is the aeroponics. That's actually the origins of our name. We deliver a healthy oxygenation of the roots. We use up to 95% less water. We use zero pesticides, herbicides, fungicides, insecticides. We can achieve up to 390 times greater productivity per acre per year versus field farming. That's a staggering difference. We outperform both greenhouse and field farming for better productivity, quality, and efficiency.

Speaker 6: We are the team that works every day with the plants and understanding what the plants need to grow to give us the best quality product for our consumers. One of the things that we use a lot at AeroFarms is a technique called machine vision. It's like a picture, but there's way, way more to it, and this allows us to understand plants better than anyone else.

Speaker 1: The innovation at AeroFarms is multifaceted. We've grown 550 different types of plans. We have automation in seeding, harvesting, cleaning, packaging. We aim to have product in shelves within 24 hours from harvest.

Speaker 1: We collect millions of data points, inputs such as spectrum of light and what nutrients to develop unique, custom growing algorithms to improve quality, texture, and taste. We've developed our agSTACK system to digitally control a farm anywhere in the world.

Speaker 1: There's a neural networking effect here that, every time we grow we learn, and we become better farmers. We understand plants inside and out, and are going to utilize our platform to have broader impact. Whether it's in leafy greens, new crops like berries, broader applications like the pharmaceutical space or genetics, all of which we're doing today, it's about scaling up these solutions.

Speaker 7: We actually have trademarked this concept called FlavorSpectrum as a full wide spectrum of colors that are really tied to a flavor wheel, tasting notes. When we think about our product and what it's delivering for the consumer, it's sustainably grown indoors. There's no pesticides ever. It's locally grown. But, more importantly, it has incredible flavor.

Speaker 1: We need to understand how we feed our planet using less resources. At AeroFarms, we could grow a plant using less water, less land, essentially doing more with less, so everyone can have access to fresh, great-tasting food 365 days a year.

Speaker 8: I think you're on mute, John. John? We can't hear you.

John Jannarone: Sorry. All right. Thanks. Thanks for the video, there. With that, I'm very happy to introduce Alexandra Lane, our multimedia editor. Alexandra, I'm going to hand it to you and you're going to bring both David Rosenberg and Guy Blanchard on stage. Alexandra?

Alexandra Lane: Great. Thanks, John.

Alexandra Lane: David, your path to going public, it's been very methodical. 14 years of R&D, testing proof of concept of vertical farming methods. Tell us about how that makes AeroFarms unique.

David Rosenberg: What I've learned is growing plants in a small setting and a big setting are very different. What we're trying to do is bring down the CapEx and OpEx to make the unit economics work. Not what we're trying to do, what we're doing. The economies of scale are really important, and the economies of scale are as much in the processing as everything else. We consider processing automation in seeding, harvesting, cleaning, packaging, and automation between that, but all these features have to go together to grow excellent quality 365 days a year at a cost structure that works.

David Rosenberg: Right now, the farm you see behind me, that's what we call Model 4. We're building Model 5. We've already built the prototypes for Model 6 that we're extending. The SOP, is the standard operating processes, there are over 200 of them. There's developing the culture of execution, getting things done. Developing the food safety culture. The interactions of how we deliver consistently to customers.

David Rosenberg: These are not just customers. This is the Walmarts of the world, the ShopRites, Whole Foods, FreshDirect, Amazon Fresh, from mass market retailers to specialty retailers, to online e-commerce, to food service. All the major buckets, big names in each. It just takes time and effort.

David Rosenberg: The biggest thing I see people missing in the space is thinking they could do it small and doing it big. It just takes time of building that culture. We've been there. We know how to do it. We know how to execute. We've developed our technology and our platform to which to achieve great results today and a view to where we could achieve better results tomorrow.

Alexandra Lane: Yeah. Can you tell us about why you chose leafy greens as your first product offering, and how that compares to, maybe, say, tomatoes? Other crops?

David Rosenberg: We started with leafy greens because they're highly perishable. We like to say we could grow anything. It doesn't mean we grow everything. What problems are we uniquely positioned to solve? Leafy greens, 60% of what comes off the farm spoils because there's such a short shelf life. The supply chain is such that they have to transport long miles.

David Rosenberg: We have a lot of production consolidation because of this tight specification in temperature and humidity. Most of the product is grown on the West Coast in the United States. Salinas, San Joaquin, basically California going down to Mexico. Most of the country and the world, you have to transport the leafy greens to it. Originally we looked at this as a supply chain play. As such, if we could disintermediate the supply chain, grow locally at scale, we can disintermediate that, have local, fresh food available 365 days a year.

David Rosenberg: There are other reasons. There's high levels of food contamination. There's inconsistency in quality. There's some pain points for the customers as well as the consumers. It lined up with what we're really good at. There's also relatively high prices in leafy greens. That was our focus point.

David Rosenberg: Other crops, you mentioned tomatoes, that might've been a reference to ... AppHarvest had a earnings report yesterday that wasn't too good. I'll share a couple of key distinctions. One, they're a greenhouse grower. We're a vertical farmer. In summertimes, it gets really hot in greenhouses. You think of the term, the greenhouse effect, when people refer to global warming, not surprisingly that comes from greenhouses, because it's really hot. It can be 100 degrees one day, 60 degrees the other day.

David Rosenberg: If you think of a tight spec a plant wants, 70 degrees, it's very hard to hit that in a greenhouse, where, in a vertical farm, we could hit that specification consistently. The difference between Model 4, Model 5, Model 6, et cetera, is actually greater and greater specificity on how we hit temperature, humidity, air flow, CO2 flow right at the plant canopy. What that means is more consistent quality, better yields, and better quality.

David Rosenberg: The other dynamic with tomato pricing is you don't have that short shelf life. It's a short shelf life, but not nearly as much as leafy greens. You have further volatility in pricing, and you're also illegal to ship from longer distances. You don't talk about leafy greens going on a shipping container over the seas. You really have to get it to a port in five days, so it's mostly driving. Tomatoes you can. As supply/demand challenges change, and you have more product going to US markets, maybe versus China markets, or other things, you might have a price drop that you don't see ... You see relatively consistent prices in greens.

David Rosenberg: There's a difference in technology, again, greenhouse farming versus vertical farming. I think this illustrates some of the benefits of vertical farming. Also, at AeroFarms, I will say, back to the first comment, is we've just been operating so long. We know how to operate. We know how to sell. We know how to execute. We have a culture. We know how to train people. That really gives us high confidence in getting things done and strong relationships with the customers.

David Rosenberg: Again, we know how to work with the customers to deliver. With fresh food, it's not like a widget. There's always .... You got to get product out the door, and you have to balance it as such so you don't have wasted product. We know how to do these things. We know that dynamic in leafy greens, and the pricing is quite different from tomatoes.

Alexandra Lane: Yeah. We'll touch on more of the advantages of a local supply chain a bit later. Let's talk a bit more about AeroFarms' KPIs, your scalability, your growth model. Does this all indicate that there's minimal risk as you build out new facilities? Why is now the time that you have chosen to go public?

David Rosenberg: A few points. One, in scaling, one's about repetition, systematization. What are the SOPs, the standard operating processes? That's both on the design, the procurement, the manufacturing, and build out of a facility. The building and the infrastructure, the hiring, the training, the validation, and then the sale.

David Rosenberg: All of this, we have a lot of processes in place and a lot of people involved in process engineering. You saw a video of Andreas, our COO. One of the reasons we hired him, he's not from the agriculture space. He's from the food manufacturing space. He had 88 plants under him at Kraft Nabisco. He was also the chief supply chain officer at Chobani.

David Rosenberg: Here he understands food. He understands how to operate in a food-safe environment, but he also understands total process improvement. How to streamline, and how to always ask those questions several levels deep to get at root cause-

PART 1 OF 4 ENDS [00:15:04]

David Rosenberg: Those questions, several levels deep, to get at root cause analysis. And that's very much the culture we have in AeroFarms and it's all about minimizing risks. We're not in a risk elimination world. We're on about a risk management world, and how, whether it's construction and the process of construction, we have our engineering team, our operations team, our construction team, or hiring training and producing plants. We are very... I think you have Exxon [crosstalk 00:15:27], bias here, but I think we have excellent management processes, procedures in systemization and reducing risk, and the point is we know how to grow a plant, we know what the inputs are, the KPIs, yields, energy, seeds, nutrients, labor, and all these features. We're hitting our key KPIs and we know the price points. we understand the cost of goods sold. We understand the SGNA, it takes to sell a product.

David Rosenberg: We know the unit economics, and now we're at the point where, the leafy greens business, not the strawberry business and other businesses, but the leafy greens business, we have unit economics that work, that we can [inaudible 00:16:06], and we know how to scale on stamp things out. That's what we're doing now. We had an announcement today, with St. Louis, we're building our facility in Virginia, we're building our facility in the UAE, by the way, the UAE, some parts of the world, the value proposition is better or worse than other parts of the world. The UAE, they import 90% of their food. They don't have a lot of arable land. They don't have a lot of fresh water. They have a lot of abundant, relatively cheap energy, and it aligns with our business model. Well, it's a hub for a regional expansion, so we're expanding into leafy greens, and we're continuing to lower CapEx. And this is important. We have line of sight of how we could reduce CapEx and OPEX, and have better margins going forward in our future models, models six, model seven and so forth.

Alexandra Lane: Yeah. And you just mentioned the big news of today, the vertical farm, announced for St. Louis. It's going to be AeroFarms largest yet, 150000 square feet. Tell us more about why you chose this location and the timeline that will lead up to your first crop there?

David Rosenberg: [inaudible 00:17:07], it's both, Virginia and St. Louis. It's also 50 foot high, so there's a lot of depth and levels within there as well, but when we look at, in the US, there's so much capacity to build these farms, over, whatever, like 95% of product, maybe even more, grown in California. Most of the country has to really bring product in from long distance, of far away. They don't have access to fresh food, and you think of the macro environmental situation, of droughts, in California, or extreme heat, there are more and more challenges to the field farmer and here, we can not only alleviate some of that environmental pain, reduce that environmental footprint, it's really important to us that this project we announced is in partnership with the world wildlife fund, here, we're just honored to partner with them.

David Rosenberg: They an RFP, where they looked at, who they wanted to partner with, they believe in the vertical farming and they chose AeroFarms. We chose them and they chose us. It's great that they have the confidence in us obviously, and what they signal of environmental stewardship, conservation, what this means, the world's lost 30% of its farmland, in the last 30 years. Most of our fresh water goes to agriculture. Most of our fresh water contamination comes from agriculture. When you look at population growth, by the UN's estimates, we're going to run out of food in 2050, we need a new paradigm of how we're going to feed our planet and partnering with, the World Wildlife Foundation Fund, really signals something special of how technology and conservation need to work together to solve bigger problems.

David Rosenberg: St. Louis, for those who don't know, is also an agriculture hub, so it ties us more deeply into that ag-tech ecosystem, in which we're already there, but again, tying a deeper there, and there are major cities from Chicago to other cities, in nearby, St. Louis. It's a great area in which we could hit several cities, similar like, Virginia, we could go into Atlanta, DC, Charlotte, we're building these farms bigger and bigger, to take advantage of the economies at scale, [inaudible 00:19:11], drawing bigger concentric, circles within a day's drive, where we could hit major markets.

John Jannarone: All right, Alexander, thank you for that. I'm going to jump in now, and I talk to Guy, about some numbers here. Guy, one thing that David explained, that I just want to really drive this point home, when you're looking at forecast out a couple of years, profitability, is a couple of years out. I think that's something investors should understand, that's different, in the case of this business, is, it's not as if you're going to have to develop a new technology and have it work, to get there. This is just essentially, building out new facilities, like you're doing in Virginia and St. Louis. Is that the right way to look at it?

Guy: It is, from a starting point, but our margins are going to continue to improve over time. Our farm that we're building right now, in Danville, Virginia, that's our model five farm, the one that you see behind David and I, is the model four farm. Even though there's some very, very good innovation in that, when we modeled that model five farm, we put in the KPIs of what we're achieving today, so if we go do what we're doing today, in Newark, in Danville, we're hitting margins that are in the 30s, EBITDA, mid 30s, 34%, just doing that, and that's selling at the price point. Demonstrated over four years, which is selling at the market price point, similar to other organics. It is selling with the yields. The yields that we're generating and with the other operational KPIs, such as our ability to operate the plant reliably, which we've always been able to do.

Guy: Just doing that gets us those numbers, but then beyond that, we have so much innovation that's coming and that innovation involves our abilities data and making changes to our systems, as our models go forward. And we have a model six, which is what we call, 'The Farms', that are going to be built, in and after March, 2022. We have a model six prototype, in Newark, New Jersey, right now, and that model is reliably hitting yields, 26% higher than we have modeled, for that model five.

Guy: Just capturing a good chunk of that, not even all of that, which in our modeling, our margins are up into the 40s and EBITDA in the 40s, and we're getting peak yields, 75% above what we're modeling. There's a lot of headroom in this technology. From a modeling perspective, to an investor, we tried to put forward something that we're very confident we could achieve, something that had headroom still above it and that's just this model five, model six, 10% improvement in yields, 10% reduction in costs, that's it. And then the model seven, from a modeling perspective, 10% in additional increase in yields, 10% decrease in costs, all of which we already have this ability towards. This is a model that has upside from what we have put forward. We believe.

John Jannarone: That's really helpful. Just one follow-up, Guy. A question investors often have is, post the transaction, are you going to have enough capital to build out more of these facilities? They look like they cost some real money, but are you going to be in a good position for a couple of years, post the transaction?

Guy: Yes we will. This merger, including the cash that we have on, hand fully funds, our business plan, with the merger and no redemptions, at all of the equity we need, to build all of the plants in the forecast horizon, to fund RND, in the forecast horizon and to fund all the SGNA that goes with that. We do have debt, coming into our capitalization, starting at the end of 2023, at levels that are very, very conservative or conservative, based on cashflow characteristics of the farms, that overall corporate leverage, and it's about 70% on this new farms. And that's it. We're fully funded.

John Jannarone: All right, great. Guy, we're going to bring you back for some more finance talk later, but David, if I can go to you for a minute. Let's talk about being a B Corp, and if you don't mind, can you explain to those people out there, who weren't that familiar with what a B Corp is, how that works? And as I understand, from conversations you and I have had, it's not like you guys had to rearrange the company or something to become a B Corp. It was sort of a natural fit, right?

David Rosenberg: That's right. When I was talked in to, signing up as a B Corp, my original comment was, "Let's just do the right thing. We don't have to care about different certifications." And I was convinced that it's good to show by example, and this is one way to do it, to show, and it's basically, a company that declares, when we make a decision, we're going to think of not only shareholders, but the environmental impact and the societal impact. And we do it already, so it was relatively seamless, when we became a B Corp, in 2017, we didn't have to change anything we do, we just organically became a B Corp, but now, we're proud of being one of, approximately 10 companies, I think, that are public companies, that are B Corps, and we do think it's helpful to lead by example and show people what we do.

David Rosenberg: And when we make a decision, we think, like I said, "What's the impact, not only on shareholders, but what's the environmental and societal impact?" There are ways, looking at benchmarks, of how we could be better. We're always looking to improve our standards, improve our processes and how we can be better in a number of ways, not just for the plants, but for people in the planet as well.

John Jannarone: Great. And I point out, to the audience here, that there are a lot of institutional investors on the hunt, for green companies, companies with good ESG credentials, but to be a B Corp, makes the company really stand out and should draw a good deal of attention. Alexander, I'm going to pass it back to you, for some more questions.

David Rosenberg: If I can, just there, we're really proud. We don't build a company to win awards, but we've won over 50 awards globally, and a lot of those are on the tech company, like Time Magazine, 'Fast Company', 'Most Innovative Company', 'Best Company' and so forth. But also, on the environmental side, we win a lot of environmental awards, in the sustainable development goals. The inaugural awards, they had an award in each category, we were the winner in, eliminating food waste, or I'm sorry, zero hunger, eliminating hunger.

John Jannarone: Great. Alexander. You want to jump back in?

Alexandra Lane: Absolutely. Let's talk a bit about your Newark facility a bit more. It serves the tri-state area, as we understand, but even that facility, isn't really representative of what your model five, Greenfield location, will produce, in the Danville, Virginia location. Can you share some insight, into the opportunities that, model five, presents, in terms of production efficiency and market expansion?

Alexandra Lane: Yeah. Okay. Guy, do you want to take that or should I?

Guy: Go ahead, David. Sorry.

David Rosenberg: Okay. We have automation, in Newark and seeding, harvesting, cleaning packaging. We're now having automation in Danville, between those, and then we have... From a technology standpoint, so that has a lower amount of labor, it's actually from a technology standpoint, it's relatively easy. Some things we do ourselves, some things we go from the outside. Automation and convenience loading and unloading, that's basically warehouse automation, so we incorporate that in, and then we basically have better systems of getting plants. If you look at the farm behind, Guy and myself, here, we can control the environment at the room level, and more and more, as you look at model five, model six, we could control the environment at the plant canopy, route canopy level, so much better controls, which allow us to grow better plants, better quality plants, and faster.

David Rosenberg: Every time we grow a plan, we say, "How do we save an hour a day, a week?" And we, when I started off, we were growing up a seed, in 22 days, today that same seed, we grow in about 14 days, and now in the future models, were growing, in the equivalent of, 12 or 11 days. That's more output per CapEx, more revenue per CapEx, better IRRs, while improving quality. Quality and yield, don't always go at the same way, but we're consistently labeled to improve quality and improve yields. We always say, "Quality yields volumes." And we're doing all of it to have a better IRR, better gross margin, gross profit, et cetera, at the facility. Does that answer your question or do you want me to go deeper someplace?

Alexandra Lane: Yeah, I think so. Maybe, give us a bit of an insight on your timeline and rolling out more farms. You had the big announcement today, but do you have any timeline moving forward that you can share?

David Rosenberg: Guy, do you want to take that one?

Guy: I'll take it. We feel very good about our timeline that's in the projection [inaudible 00:28:05], that we put forward. It is our Danville farm. Then, after three farms a year, breaking ground, in 2022, until we hit 16 farms total. That rate. That's it. Those 16 farms, is our entire business plan and we have a rigorous site selection process, that has resulted in the St. Louis announcement. Wee have the whole country mapped and we know everywhere in the country, where our customers are, where our distribution centers are, where to locate, to have minimum distribution miles, to locate in jurisdictions that have great labor, that have great energy, great infrastructure for a type of business like ours, and fortunately, those are all over the country.

Guy: And then, beyond that, and something we don't have in our business plan economics, are getting incentives. And we look for areas that can incentivize companies, like ours, to come. Come in and create jobs, create economic development, and while jobs are picking back up, there are a lot of areas of the country that really, really want jobs like ours and [inaudible 00:29:23] there's incentives to bring companies like ours [inaudible 00:29:26].

David Rosenberg: The one thing to add is, what's not in our proforma [inaudible 00:29:29], this is upside, is something analogous to the franchise model. And we've built nine different farms, historically, and some of them, we've sold equipment, in places like Chicago, Minnesota, St. Louis... I mean, Minnesota, Seattle, and we realized the importance of operating. Here, now, we stopped selling those big farm equipments, but now we are operating farms, but analogous to our franchise model, we'll still sell under the AeroFarms brand. We will run the farm, manage the farm, but sometimes it might be on someone else's balance sheet, but then...

PART 2 OF 4 ENDS [00:30:04]

David Rosenberg: ... But sometimes it might be on someone else's balance sheet or they might have contributed to it. But that's upside to our business model. We have pipeline projects that we haven't closed yet, but ones that are getting close. But that's upside to the business model that allow us to scale faster in a capital efficient way.

Alexandra Lane: Yeah. So as well as scaling, there's also the question of distribution channels. I know you already have strong distribution channels established. How will those relationships continue as you continue to roll out new farms across the country?

David Rosenberg: Our head of sales, who was one of the heads of sales at Earthbound Farms, our head of marketing was the former head of marketing at Food Emporium [inaudible 00:30:42]. We have deep knowledge, industry specific knowledge, and as we go to Virginia, about 60% of the capacity of Virginia could go to existing customers. So there's significant already risk reduction on Virginia on that facility. But as we go to other farms, we'll be building relations with other retailers. And the key is when we built our Newark farm, we recognized there are four buckets of customers. Mass market retailers, for us that's again, Walmart, ShopRite, specialty retailers for us, that's Full Fruits or Morton Williams, online retailers for us, that's Fresh Direct or Amazon Fresh, and food service, like Baldor.

David Rosenberg: And let's have excellent experiences there so we could go to our future customers and say, two key metrics that you follow are units per store per week, and our units per store per week are about 50% higher than the competitive set. The other key metric is net promoter score, which is one's likelihood to recommend product to their friends. And we share our net promoter score. Most people don't. But ours is 55 most, are in the 30s. So we have industry leading net promoter score. And both of the reasons those are industry leading is because we have great differentiated product. Differentiated, we consider both quality and variety. So we're giving variety of products that are attractive to the customer and excellent quality, quality of taste, texture. Also things like pesticide-free. So the retailers, supermarkets, they don't differentiate on Cheerios, things of that nature. They differentiate on fruits and vegetables. They really appreciate what we bring to their consumer base and want to partner with us.

David Rosenberg: And we have the data that support the sales process, so things are going well and we have high competence. By the way, we're not going to be a trucker. And so trucking, the economics for trucking are tough, unless you have a lot of very different product in the shelf. So we are a hub and spoke model. We go to produce distribution centers. If you ever hear someone that's getting in the trucking business, really dig in deeper and make sure they understand what they're doing. But we're going to the produce distribution center. Let the truckers be the truckers and they go out to the stores.

Alexandra Lane: Great. So of course we have the big announcement about the new St. Louis location today. But let's talk a bit more about the announcement that was made last week, the new partnership that AeroFarms has formed with Nokia Bell Labs, furthering automation in farming technology. How does this technology specifically give, how does it give AeroFarms further competitive and scalability edge?

David Rosenberg: Well, first take a step back. So there's a huge digitization of what we do that's important, and that's both to digitally control the farm, sensors, pumps, lights, valves, fans, all of that, and then to take data from the farm. And both are vitally important. And it's not just the UI, the user interface, but for us, it's the MES, the SCADA, the PLC. Those are the controls were a heavily automated facility. We do have a lot of automation. We actually have a PLC that's really designed for a heavily roboticized facility. We don't have a lot of robotics. We don't need it. But we do have a lot of automation. But we need that level of PLC because of all the interaction with biology. It's not like a widget. There's just plants grow different ways, and how do we see it and how do we adjust to it?

David Rosenberg: From a sensory system, and our PLC really seamlessly interacts with a whole bunch of sensors. And we've moved from a big data to a smart data mindset of what's the right amount of sensors, there's maintenance and cost associated with that, to get the right amount of information, to inform how we grow and to make adjustments, both in the near term and also from an R&D standpoint? This information goes to sales, marketing, finance, operations, quality assurance and R&D. And one of the sensors that we had trouble with was imaging. So almost in a quanzi way, we would take out representative sets of plants, image it and put it back. And it was sort of cumbersome. And we couldn't find a cost effective, effective way of imaging every plant, every day. And appreciate, there's a lot of good information from an image. There's color, discoloration, spotting, ripping, tearing, width, height, stem length, petiole length, the ratio of that.

David Rosenberg: So we wanted to capture all this information, and we went to a great innovative company in Bell Labs, Nokia. We worked with 18 engineers from their side, our engineers coming together to come up with a system we think is industry leading. It's fantastic. And the goal is to image every plant, every day. And we structured a smart deal where we have the rights, essentially the rights to this technology and perpetuity for $0 in farming, and they have the rights outside of indoor ag, and we could scale it up to others in a win-win way. So they're a great partner. And it also is illustrative at AeroFarms, we don't want to reinvent the wheel, we want to accelerate innovation cycles. And we're excellent, in my opinion, we're excellent at forming partnerships, collaborations with big companies.

David Rosenberg: And we do it on the tech side in non-intuitive ways, like Bell Labs Nokia, and also in intuitive ways, like we announced horticulture, Hortifrut, the world leader in blueberry production. But on the ag tech side, on the specific variety plant side, on the technology side, we have lots of partnerships going on to accelerate innovation cycles at AeroFarms.

Alexandra Lane: Yeah. Kind of talking about more along the lines of your competitive edge over other ag tech firms, we are constantly seeing in news headlines every day that the USA is facing issues of inflation and labor supply. You've told us that AeroFarms does not really encounter these issues in the way that other food suppliers do. Why is this?

David Rosenberg: We're fortunate, Secretary Vilsack, Secretary of USDA, we met several years ago in his first time around as secretary. And what he was impressed at most of all, it was how many people want to work at AeroFarms. Anecdotally, we had a job posted recently. We had over 9,000 applicants. Another job posting, we had over 1000 applicants. Pre COVID, we would go to some career fairs. We had a bunch of MIT alumni at AeroFarms. One person went to an MIT career fair, came back saying that the line for AeroFarms was longer than the line for Facebook. And I think this gets back to the B Corp conversation. People are really attracted to our mission driven business. They also understand as an industry food is not going away. In fact, it's increasing. And you look at some of the challenges in the agricultural world, in the environmental space, there are big challenges, and we have a strong place to have positive impact, evidenced by the World Wildlife Fund partnership.

David Rosenberg: People want to come to us. And we see it at the highly skilled area and the lower skilled areas. And we're very proud of the culture. And this also back to the experience, we have a great culture, a great onboarding, great training, things of that nature. It doesn't mean we're hanging on our laurels, we're constantly pushing it, figuring out how to be better, how to engage. And we're also, we're able to engage some underrepresented members of society. So we're proud of work we've done with past offenders. We have a huge problem in our country of recidivism, people coming out of jail, not getting the right jobs, going back to jail. And philosophically, I believe you pay your debt to society, society should bring people in. And we're proud of the programs in place that not only give someone a job, but give them a career path. We have our highly educated people training our undereducated people in areas like computer literacy, financial literacy. And we're constantly asking how can we be better exemplars of businesses as a force for good?

Guy: If I may add one element to that, if you think about where you're seeing sources of inflation right now in the marketplace, it's labor, it's transportation. And we use less labor than fuel [inaudible 00:38:55] because of the nature of what we do in our automation. We have a lot less transportation than other means of production. Smart transportation is not impacted as much. And then you're hearing about food inflation as well. And we're hearing about increases in costs in the food supply chain. And as we price at parody with the rest of the market, we would actually be a beneficiary of increase in food prices. But because of our cost structure, it leaves us in a position of having flexibility in how we price.

Alexandra Lane: Yeah. It kind of brings me to my next question along those same lines about supply chains being so compromised during the COVID lockdowns. Explain to us a bit more about how AeroFarms model will continue to mitigate risk of supply chain disruption, and how AeroFarms will continue to differentiate in the food space?

David Rosenberg: Well, there's a couple parts of supply chains to answer, and I'll answer what I think you're asking about food supply chain. So if you think of just what's going on from the environment and tampered weather-wise. So you have this extreme heat wave going on in California, extreme droughts in California. Most leafy greens are coming from California. So that adds some supply chain disruptions. Also right now there's labor shortages in trucking, so trucking costs have gone up. So more and more we see these challenges. COVID certainly had its challenges. And more our food systems have become centralized food manufacturing systems, and people in part because of COVID are realizing the inherent risks in that centralized food production and where we have a democratized system, distributed manufacturing, which is the essence of our business model. Then we've significantly reduced risk of food security that sometimes leads to political insecurity.

David Rosenberg: So additionally, one of the reasons we're going in the Middle East, there's more awareness of political stability tied to food security. Some people would attribute the Arab spring in Egypt to shortages in rice in Egypt. So here, if we can help alleviate that food security, we are bringing better geopolitical security as well. And that at essence, what it does, it also, I would argue, greatly reduces food contamination. So some of the food contamination, it again starts centrally and it goes off. Related to that, people, we buy product in this category of leafy greens and it says triple washed. They don't stop to think what that means, but it means what it says. You wash it three times. Why? To get off the pesticides, herbicides, fungicides. We don't stop but to think about that.

David Rosenberg: But what it actually looks like if you see it, and sorry, this is going to turn some people's stomachs, but the first wash looks like milk, and you realize that's chemicals that are meant to kill things, like bugs and weeds, that's on our food. The second wash looks less milky white. The third wash looks less milky white. But there's still, according to USDA, on average seven different pesticides residue on our food, even organics. People don't realize organic doesn't mean no pesticides, it just means organic pesticides. And about 95%, I think it is of organic foods have organic pesticides. Contrary, AeroFarms, we have zero pesticides, herbicides. There's no washing because there's nothing to wash off. We have clean residue free food. And that also eliminates the critical control point in food. So where a micro contamination becomes a mass contamination is in the washing, we eliminate it because there's nothing to wash off.

David Rosenberg: Listeria, salmonella, E. Coli, this category, think of all the recalls that have gone on the last several years. Romaine, spinach, et cetera. So we eliminate that. I'm biased, but I think we operate the safest farm in the world. And it doesn't mean it's perfect. This is the most contaminated food category in food. 11% is all leafy greens. But we wash our system, our ancillary equipment pretty much every day, our tower's about 26 times a year. We co-founded the Food Safety Coalition in indoor ag. And we're constantly working to increase standards of performance with policymakers, the Food Safety Modernization Act. How do we constantly improve standards of performance and improve supply chains?

Alexandra Lane: Awesome. Well, unless there's anything else you would like to say for our audience, I'm going to throw it back to John, who is going to facilitate a bit of our audience's questions. Thanks so much, David and Guy.

John Jannarone: Thanks, Alexandra. David and Guy, we've got a bunch of questions here. First though, I'd like to dig a little bit deeper into the consumer experience. David, I think when we've talked in the past, I've told you about my childhood experience with organic food. I'd bring these bananas and apples to school and the other kids would make fun of me because they were all smashed and had spots on them. But your product's very different. It's beautiful, it's clean, doesn't need to be washed. Does that pave a way for you to build brand, where people go to the store and say, I want AeroFarms' product? And over time, could that allow you to charge more for it and enhance margins? I mean, I don't want to get ahead of ourselves, but are we getting to a point where people are going to recognize the product that you're delivering them?

David Rosenberg: Yeah. So when I first started the business, I didn't think the branding was that important because there wasn't anything really distinctive in leafy greens. And I was thinking, why would we be different? My biggest surprise is that we are competing on taste and texture more than anything else. So if you look at our main three value propositions we communicate is flavor, it's safe and fresh, so local and it's safe and fresh. So those are the three. And here, flavor though is number one. And I realized if we do have distinctive tastes and textures, maybe we could have a distinctive brand. So we used to sell under Dream Green, and we consolidated our brand where now we sell under AeroFarms, where we use to communicate what we grow, now we communicate what we grow and how we grow it. The consumer, whether it's COVID or something, the consumer wants to know more about how we grow, why do we grow without pesticides? How do we grow without pesticides? Why is it flavorful? So we're getting into the how, not just the what. And we think there's a real ability to lead with brand-

PART 3 OF 4 ENDS [00:45:04]

David Rosenberg: ... real, an ability to lead with brand, tell the technology story, and it seemed to be resonating. We were having great response, net promoter score, units per store per week, all going up. And as we build farms all over the world, we're going to continue doing that, leading with brand.

David Rosenberg: Right now, from a proforma standpoint, we don't have ourselves increasing prices. We are experimenting in different markets of how the customer responds. So far, it seems like there is price elasticity. We've been more of a price taker not a price maker, but we think there is opportunity to increase price. What we're really good at AeroFarms is experimenting. So how do we learn?

David Rosenberg: Anecdotally, I see when I look at the store, some of the competitors that were 3.99 are now 4.49 and 4.99, so we haven't necessarily increased prices in some markets, but it's a learning experience. What happens? Are we gaining market share? If not, then let's rise prices. Maybe we're increasing market share, and we just want to keep it there. But how do we constantly learn as the market dynamics changes? And that's something that's part of our DNA to learn, but to make your point, we do think brand is important here and we think we have something distinctive, varieties and quality, to lead with brand.

John Jannarone: And from a consumer's perspective, just taking it from that angle and not an investor, if I go into Whole Foods in New Jersey or something like that, will I recognize it immediately? Are they all marked the same brand? Do you have a white level label or are they marked AeroFarms? What should I look for?

David Rosenberg: Yeah. Look for AeroFarms. Just that. And I'm a little biased, I think we have the best packaging in the industry. It's some great color. You saw in the video marc Oshima, our head of marketing, talk about the color wheel, the color profiles, so different colors for different tastes, and here for your viewers, in my unbiased opinion, try our product. It's the best product you've probably ever had and probably the safest product you'll eat.

David Rosenberg: Whole Foods, ShopRite, FreshDirect, the best is Whole Foods. FreshDirect, Amazon Fresh are the easiest, but also a bunch of other retailers, and more and more being rolled out in the coming months. And because it's distinctive, we've decided not to white label. We were in conversations to white label with a major retailer, and we collectively decided that they're not going to tell our story as well as we do so it's better to sell under the AeroFarms brand.

John Jannarone: Great. Now, David, we touched on tomatoes earlier, but I'd be remiss not to address a couple of these questions that are coming in. People really want to know, how should they think of you, or distinguish you, from AppHarvest? What are the important differences?

David Rosenberg: Well, the biggest is they're greenhouse grower, we're a vertical farmer. So like I said, it's the ability to control the environment to what the specification is of a plant. If the plant wants, in our minds, between 70 and 73 degrees Fahrenheit, but in a greenhouse, it's going from 104 to 65 degrees, that's illustrative of how, if the plant wants a tight spec, it's not always in spec, you're going have problems in quality. And that might be more so in the summer months than in the spring or fall months. It might be more so than the June and the winter months, things of that nature. That's one of the big advantages of vertical farming.

David Rosenberg: But additionally, we're a technology company. We're bringing leading technology. We have 250 invention disclosures, over 50 patents and pending patents, over 50 trade secrets. My impression is they're more a system integrator, so taking automated greenhouse technology and integrating it, but the equally important is there it's a young company, first time organizationally that they're really, my understanding is, selling product that they're growing. First time really growing product and doing it at scale.

David Rosenberg: It's different doing things at scale than doing it small, just building the culture of execution, building a culture of food safety, getting product out the door. I'm not saying they don't have it, I'm just saying it doesn't come overnight, and AeroFarms does have it. We've been doing it for a while. We know how to execute. We know to hire, how to train, how to work with customers and get it done, and how to keep product in spec. So we have got very high 90% percent quality A of what we grow, ADC, that very high quality A of what we do.

John Jannarone: That's really helpful data. Thanks a lot. Guy, I want to bring you back in if we can talk about-

David Rosenberg: Oh, sorry, one more point is, sorry, also differentiated products. So I mentioned the price, the pricing, because I don't know how differentiated the tomatoes are, but at our product there's more consistent pricing in leafy greens than tomatoes, but on top of that AeroFarms does offer a very differentiated product by variety and quality, evidenced again by our net promoter score and units per store per week.

John Jannarone: Okay, great, great. Guy, if we can real quick, I just want to talk about profitability and the path to get there. A couple of audience questions about this. Of course, I think you're going to be EBITDA-positive in a couple years out, but is there a way for you to walk us through how you're going to get there? When you build a new facility, for instance, can you talk about the economics, the unit level, and then presumably you've got some fixed costs and there's some operating leverage that works in Am I thinking about it the right way. Can you explain to me how you get there?

Guy: You are. Every farm that we're going to build is going to have very good standalone unit economics. It's about a year to build a facility, and then it's about six months to scale the facility. And sometime before that 18, 19th month, that farm is going to be cash flowing and it's going to have nice profitability, and really the financial model is those farms coming online and those cash flows generating the EBITDA, generating the profitability.

Guy: But part of where we are, and if you look at our protections, we stay EBITDA-negative for a number of years. That's our commitment to investment in the future. We're funding investment in R&D, we're funding investment in the US, we're funding our facility in Abu Dhabi, the ag-X facility fully during period, and we have all of those costs for products that would be future-focused products that aren't even in our pro formas.

Guy: And if we were operating our business solely to get to profitability as quickly as we could, we would operate it differently than this. But ultimately, we had this great business that we can build around leafy greens, a big market, a great price point, and a product that's wonderful that people buy for the qualities it has and we're going to go build this market but we're building for the future as well.

John Jannarone: Great. There's a question here. Someone's trying to reconcile your productivity per square foot with your margins. And it's a staggering statistic that you're doing hundreds the amount of production per square foot compared to a traditional piece of land. But of course, you've got to go up in the air too. So can you help us understand why that doesn't mean that your margin is going to be a hundred times higher?

David Rosenberg: Well, I'll just show the math on how we get to the productivity per square foot. We have about 26 harvests a year versus about one in New Jersey or three on the west coast, plus we stack about 14 levels high. So we grow in 14 days versus most vertical farmers grow equivalent product in about 18 to 20 days, the same seed, and then most greenhouses in about 25 to 30 days, most field farmers about 30 to 40 days. So that's the crop cycle, the crop turns per year and again, the height.

John Jannarone: Ah, okay. Gotcha. Someone's got a question about aeroponics. Now, as you said, David, you do experiments all the time. So he's asking, have you determined that that's the most efficient way to deliver nutrients to the plants versus other kinds of hydroponics?

David Rosenberg: First, we grow some plants hydroponically, some plants aeroponically, and just to quantify, the sophistication, just this part of the technology, we've grown with about a hundred different types of ways to deliver nutrients and water to the root structure. And for those who don't know hydroponics or aeroponics, it's how you deliver water and nutrients to the roots.

David Rosenberg: And we've grown with about 80 different types of growth media, which is essentially the soil. So different soils, different nutrient delivery for different roots, different root physiology, but essentially how bushy it is. Most leafy greens we grow aeroponically we see about a four day improvement of aeroponics versus hydroponics. We do have a lot of, when we say 50-plus patents and pending patents, a lot of that's in the aeroponic and growth media combination, so there's a lot of IP there. And this is an area with a lot of intelligence.

David Rosenberg: In some plants we grow aeroponically then hydroponically, so we mix, and this is part of what we do. On the engineering side, we have mechanical engineers, lighting, electrical, PLC process, industrial design engineers. We have plant biologists, physiologists, pathologists, molecular biologists, microbiologists, but they're all looking from different vantage points, including operations, including preventative maintenance, sanitation, what's the best way? What does the plant want? What's the best a plant could be? What does it want? How do we deliver it? What's the best way to deliver it, mechanically, operationally, biologically, genetically, et cetera, et cetera?

John Jannarone: Great. On that point in genetics, David, if you can, help someone in the audience understand. From what I know about your model is that you're adjusting things like light, water, oxygen levels, and so on. How is that different from genetically modifying the plants? Because you are creating optimal conditions, right? But GMO is quite different. Can you explain that?

David Rosenberg: Yeah. So think about a human. I may exercise, eat, sleep differently. My genetics are the same, just my biochemistry is different. And as funny as it sounds, we get a plant to sleep, exercise, eat differently, and its genetics are the same but its phytochemistry is different.

David Rosenberg: That said, we also work on the genetics and that could be best to breeding. My wife and I, we have a certain offspring, so that's best to breeding, but then there's what some people mix up with is genetically modified organisms, GMO. So most GMO, for maybe all GMO, is in row crops: corn, rice, wheat, soy. It's not in specialty crops like our fruits and vegetables, like leafy greens.

David Rosenberg: We are getting involved, and I'm not philosophically against GMO, but it's just not in the specialty crops that we grow. We are getting involved in CRISPR-Cas9. We co-developed the first in the world CRISPR-Cas9 product, which is a genetic editing tool of taking a trait out of a sequence versus putting it in, and we're not a genetics company, we have geneticists on our staff, we work with these companies, and we tell people your genetics work should be with us at AeroFarms, and that's resonating.

David Rosenberg: We have a lot of huge companies, small companies, doing their genetic work on our platform. We think of ourselves as a platform. This could be a budding, no pun intended, business in the future, but right now that's an example. That, berries, those are examples of future opportunities with our platform. But our pro forma, again, is leafy greens, growing leafy greens, scaling leafy greens. That's our core business, and it gets us a lot of intelligence on how to grow berries and other crops better.

John Jannarone: Great.

David Rosenberg: So there's some strong upside for the investors.

John Jannarone: David, you touched on this, I think, briefly, but someone's asking you for you to dig in a little bit more. Are there structural tailwinds behind leafy greens? That is to say, just looking at the whole category, are people eating more of this stuff in general, and is that part of the reason why you chose this category?

David Rosenberg: It is not. If I was smarter maybe it would have been, but it is a positive impact. So the category is growing at about 7% a year. On top of that, local is growing about 7% a year, so there are some good tailwinds helping alleviate, and some unfortunate tailwinds, which most of the products are grown in California where there's more and more droughts, extreme weather, and the extreme weather, by the way, it doesn't just hurt a crop for the obvious reasons of the temperature humidity, but it could cause birds to fly south sooner than they otherwise would. They poop on some crops and you have to throw the whole crop away. So there's other funkiness that goes on that makes it a lot more challenging for field farmers.

John Jannarone: Great. We got time for, I think, one more. And by the way, folks, if we missed your question, I'm going to pass it along to David and Guy, so I'll be sure that they see them. David, someone's asking, and this comes up with a lot of these various green industries that we cover, if you're getting help from local government subsidies and so on, does that mean that you couldn't make it without them? How do you answer that? Obviously it's a bonus if you can get their help, but how does the business look in absence of that kind of stuff? Maybe Guy?

David Rosenberg: I'll start, and Guy, you can jump in, but first, it's not in our pro forma, so if we get it, it's upside to the pro forma, that's benefit. We do find they have it. I personally think this is a great way for public-private partnerships. We want to incentivize the good actors to do hard things, whether that's grow with less water, no pesticides, produce locally, but we want to incentivize the good actors, and I hope there's more public-private partnerships to do that, but it doesn't mean we need it, but it does allow us to go faster and have better IRRs and it does influence the prioritization of where we go next.

John Jannarone: Makes sense. Guy, anything to add to that, and maybe that covers it?

Guy: Yeah, no. I think that's it, that the incentives that we have in our current projects that have closed, we have booked, but out in the future, we have nothing. We are a just market participant and any benefits we get are all upside.

John Jannarone: All right. Terrific. Jared, do you mind putting up that slide just once more? We've only got a few seconds left here. I just want to remind everyone, important thing here, one week left, but no reason to wait. Please vote your shares. No matter how many you own, it's important in aggregate, they count for a lot. If you need any help, check this out here. Probably easiest thing to do is email proxy at McKenziepartners.com.

John Jannarone: The replay of today's event will be up online within an hour or two on IPO Edge, or under the SV ticker on Yahoo Finance or on Bloomberg terminals. With that, Alexandra Lane, our brand new multimedia editor, Guy, David, thank you so much, Jared Banks, everyone who joined, especially those who asked questions. Everyone have a great day. Thanks so much.

David Rosenberg: Okay. Thanks so much, John, Alexandra, great being with you.

PART 4 OF 4 ENDS [00:59:17]

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Spring Valley filed the definitive proxy statement/prospectus with the U.S. Securities and Exchange Commission (“SEC”) in connection with the proposed Business Combination. The definitive proxy statement/prospectus has been sent to all Spring Valley shareholders and Spring Valley and the Company will also file other documents regarding the proposed business combination with the SEC. Spring Valley shareholders and other interested parties are urged to read the definitive proxy statement/prospectus and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Spring Valley, the Company and the Proposed Transactions. Spring Valley shareholders and other interested parties may obtain free copies of the definitive proxy statement/prospectus and other documents filed with the SEC by Spring Valley through the website maintained by the SEC at http://www.sec.gov or by directing a request to: Spring Valley Acquisition Corp., 2100 McKinney Ave, Suite 1675, Dallas, TX 75201 or (214) 308-5230.

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This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Forward-Looking Statements

This communication includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, Spring Valley’s ability to enter into definitive agreements or consummate a transaction with the Company; Spring Valley’s ability to obtain the financing necessary consummate the Proposed Transactions; and the expected timing of completion of the Proposed Transactions. These statements are based on various assumptions and on the current expectations of Spring Valley’s and the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Spring Valley and the Company. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the inability of the parties to enter into definitive agreements or successfully or timely consummate the Proposed Transactions or to satisfy the other conditions to the closing of the Proposed Transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company; the risk that the approval of the Spring Valley Stockholders for the Proposed Transactions is not obtained; failure to realize the anticipated benefits of the Proposed Transactions, including as a result of a delay in consummating the Proposed Transaction or difficulty in, or costs associated with, integrating the businesses of Spring Valley and the Company; the amount of redemption requests made by the Spring Valley Stockholders; the occurrence of events that may give rise to a right of one or both of Spring Valley and the Company to terminate the Merger Agreement; risks related to the rollout of the Company’s business and the timing of expected business milestones; the effects of competition on the Company’s business; and those factors discussed in Spring Valley’s registration statement on Form S-4 (Registration Number 333-255978), initially filed with the SEC on May 10, 2021, under the heading “Risk Factors,” and other documents of Spring Valley filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Spring Valley nor the Company presently know or that Spring Valley and the Company currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Spring Valley’s and the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Spring Valley and the Company anticipate that subsequent events and developments will cause their assessments to change. However, while Spring Valley and the Company may elect to update these forward-looking statements at some point in the future, Spring Valley and the Company specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Spring Valley’s or the Company’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts:
Investor Relations:
Jeff Sonnek
ICR
Jeff.Sonnek@icrinc.com
1-646-277-1263

Media Relations:
Marc Oshima
AeroFarms
MarcOshima@AeroFarms.com